Exhibit 23.1
Bedrijfsrevisoren
CONSENT OF
PKF BEDRIJFSREVISOREN, ANTWERP, BELGIUM
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Remedent, Inc.
Xavier de Cocklaan 42
9831 DEURLE, Belgium
We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Numbers 333-134994 and 333-71626), Form SB-2 (File Number 333-127193) and Form SB-2 (File Number 333-144745) of Remedent, Inc. of our report dated November 7, 2008, with respect to the financial statements and notes of Glamtech-USA, Inc. appearing in Exhibit 99.1 on this Form 8-K of Remedent, Inc.
Antwerp — Belgium, 7 November 2008
PKF bedrijfsrevisoren CVBA
Statutory Auditors
Represented by
/s/ Ria Verheyen
Registered Auditor | Partner
Tel +32 (0)3 235 66 66 | Fax +32 (0)3 235 22 22 | antwerpen@pkf.be | www.pkf.be
PKF bedrijfsrevisoren CVBA | burgerlijke vennootschap met handelsvorm
Potvlietlaan 6 | 2600 Antwerpen | BTW BE 0439 814 826 | RPR Antwerpen
The PKF International Association is an association of legally independent firms.